Exhibit 99.1

LogistiCare Announces Acquisition of National MedTrans

-- Strengthens LogistiCare’s market leadership in non-emergency medical transportation --

ATLANTA, GA – May 7, 2020 -- The Providence Service Corporation (“Providence” or the “Company”) (Nasdaq: PRSC) today announced that on May 6, 2020, its subsidiary, LogistiCare Solutions, LLC (“LogistiCare”), acquired National MedTrans, LLC (“National MedTrans”), comprised of its ongoing contractual relationships to provide non-emergency medical transportation (“NEMT”), from Specialty Benefits, LLC.

National MedTrans’ contractual relationships, which are primarily capitated, provide more than five million trips annually to approximately two million members on behalf of State Medicaid agencies and managed care organizations across twelve states.

“This acquisition advances our relationship with several key payors and adds more than $200 million of estimated annual revenue to LogistiCare’s market-leading platform,” said Dan Greenleaf, President and CEO of The Providence Service Corporation and LogistiCare. “This unique opportunity enables LogistiCare to leverage its existing operations and national footprint. We expect the gross margin profile of the acquired book of business to be in line with that of LogistiCare and for this transaction to be accretive to Providence’s earnings.”

About The Providence Service Corporation and LogistiCare

LogistiCare, a wholly-owned subsidiary of The Providence Service Corporation, is the nation’s largest manager of non-emergency medical transportation (“NEMT”) programs for state government agencies and managed care organizations. LogistiCare’s services include NEMT ride management, call center management, transportation provider network development and credentialing, and vendor administration. LogistiCare is focused on providing access to convenient, cost-effective, safe and reliable transportation. LogistiCare delivers tech-enabled solutions that provide enhanced functionality, stronger network performance, streamlined workflow processes, and higher overall system efficiency. Annually LogistiCare manages over 63 million trips for more than 24 million eligible riders in 50 states and the District of Columbia. For more information about LogistiCare visit www.logisticare.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about our business and our industry, and are not guarantees of our future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond our ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein, including but not limited to: the early termination or non-renewal of contracts; our ability to successfully respond to governmental requests for proposal; our ability to fulfill our contractual obligations; our ability to identify and successfully complete and integrate acquisitions; our ability to identify and realize the benefits of strategic initiatives; the loss of any of the significant payors from whom we generate a significant amount of our revenue; our ability to accurately estimate the cost of performing under certain capitated contracts; our ability to match the timing of the costs of new contracts with its related revenue; the outcome of pending or future litigation; our ability to attract and retain senior management and other qualified employees; our ability to successfully complete recent divestitures or business termination; the accuracy of representations and warranties and strength of related indemnities provided to us in acquisitions or claims made against us for representations and warranties and related indemnities in our dispositions; our ability to effectively compete in the marketplace; inadequacies in or security breaches of our information technology systems, including our ability to protect private data; the impact of COVID-19 on us, including: the duration and scope of the pandemic; governmental, business and individuals’ actions taken in response to the pandemic; economic activity and actions taken in response; the effect on our clients and client demand for our services; and the ability of our clients to pay for our services; seasonal fluctuations in our operations; impairment of long-lived assets; the adequacy of our insurance coverage for automobile, general liability, professional liability and workers’ compensation; damage to our reputation by inaccurate, misleading or negative media coverage; our ability to comply with government healthcare and other regulations; changes in budgetary priorities of government entities that fund our services; failure to adequately comply with patient and service user information regulations; possible actions under Medicare and Medicaid programs for false claims or recoupment of funds for noncompliance; changes in the regulatory landscape applicable to Matrix; changes to our estimated income tax liability from audits or otherwise; our ability to meet restrictive covenants in our credit agreement; restrictions in the terms of our preferred stock; the costs of complying with public company reporting obligations; and the accuracy of our accounting estimates and assumptions.

The Company has provided additional information in our annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward- looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (212) 836-9614

kahl@equityny.com